*NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

SEPARATION AGREEMENT AND MUTUAL RELEASE

This six-page SEPARATION AGREEMENT AND MUTUAL RELEASE (hereinafter referred to as the “Agreement” and/or “Separation Agreement and Mutual Release”) is made and entered into by and between William Scigliano (hereinafter referred to as "Mr. SCIGLIANO") and Wherify Wireless, Inc. (hereinafter referred to as "WHERIFY"). (Mr. SCIGLIANO and WHERIFY are hereinafter collectively referred to as the “Parties.”)

RECITALS

A. Mr. SCIGLIANO, who is employed by WHERIFY as its President of Government Services and is also a member of WHERIFY’s Board of Directors, is resigning.

B. In order to smooth Mr. SCIGLIANO’s transition and in order to provide closure for the Parties, WHERIFY desires to provide Mr. SCIGLIANO with certain benefits, and Mr. SCIGLIANO desires to accept such benefits, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and promises herein contained, the adequacy and receipt of which are hereby acknowledged by both Parties, the Parties agree as follows:

AGREEMENTS

1. Resignation. Mr. SCIGLIANO hereby resigns his employment and his position on the Board of Directors as of the “Effective Date”. Thus, at that time, he shall cease to hold any office or title at WHERIFY.

2. Monetary Separation Benefits From WHERIFY: In consideration for Mr. SCIGLIANO’s signing and complying with this Agreement, WHERIFY shall:

(a)  Provide to Mr. SCIGLIANO, in a lump sum and within two (2) days of the “Effective Date” of this Agreement, as such term is hereinafter defined in Section 15 below, severance pay in the gross amount of One Hundred Thirty Thousand Dollars ($130,000), subject to regular payroll deductions and withholding.

(b)  Issue to Mr. SCIGLIANO, within two (2) days of the Effective Date of this Agreement, shares of WHERIFY’s S8 stock worth One Hundred Forty-Five Thousand Dollars ($145,000) as determined by the market price of the stock at the time of Mr. SCIGLIANO’s execution of this Agreement, which shares shall, after the statutory 90-day restriction on trading such stock due to his insider status, be subject to a three-month “lock-up,” pursuant to which lock-up Mr. SCIGLIANO shall have the right to sell up to one-third of the shares in each month of the three-month lock-up; provided, however, that he shall sell only One Hundred Forty-Five Thousand Dollars ($145,000) worth of these shares (as determined by the price received for the shares upon their sale by Mr. SCIGLIANO) during the lock-up period and shall return any remaining shares to WHERIFY without charge; and provided, however, that if Mr. SCIGLIANO sells all of the aforementioned shares for less than One Hundred Forty-Five Thousand Dollars ($145,000) (as determined by the price received for the shares upon their sale by Mr. SCIGLIANO) during the lock-up period, WHERIFY shall issue such additional shares of its S8 stock as necessary to make up the difference between what Mr. SCIGLIANO sold the shares for and One Hundred Forty-Five Thousand Dollars ($145,000), the amount of any such additional shares to be determined by the market price of the stock at the time of the expiration of the three-month lock-up and not to be adjusted due to fluctuations in the market price of the stock at any time after the expiration of the three-month lock up. The Parties agree that, except as provided above in this Section 2(b), there shall be no obligation on the part of WHERIFY or Mr. SCIGLIANO to make adjustments or provide accommodations in regard to the shares to be granted to him pursuant to this Section 2(b).

(c) Provide a bonus to Mr. SCIGLIANO should he assist WHERIFY after the Effective Date of this Agreement in connection with WHERIFY’s efforts to do business with *[CONFIDENTIAL]*; provided, however, that the bonus shall be provided only if any such assistance is requested and approved by WHERIFY’s Chief Executive Officer and only if *[CONFIDENTIAL]* enter into an announced business relationship with WHERIFY within six months of the Effective Date of this Agreement, and also provided that any such bonus shall be in the form of shares of WHERIFY S8 stock, without any lock-up, and in an amount to be determined in the sole discretion of WHERIFY but in no event in an amount worth more than Fifty Thousand Dollars ($50,000) as determined by the market price of the stock at the time of any such bonus.

Mr. SCIGLIANO acknowledges that it is his intent and understanding that he is entitled to no severance or separation benefits other than as expressly provided for in this Agreement, and he acknowledges that he has received payment in full for all compensation earned by him during his employment with WHERIFY.

3. Taxes: Mr. SCIGLIANO acknowledges and agrees that WHERIFY has made no representations to him regarding the tax consequences of any amounts or benefits received by him pursuant to this Agreement. Mr. SCIGLIANO also acknowledges that he is solely responsible for payment of all taxes, state, federal and/or local, if any, for which he may be liable on the amounts or benefits he receives pursuant to this Agreement. He also agrees to indemnify and hold harmless WHERIFY, and all of its employees, principals and agents, from and against any and all loss, cost, damage, or expense, including, but not limited to, attorney’s fees incurred by any of them, arising out of his failure to pay the taxes, if any, for which he is liable.

4. Mutual Release Of Claims:

(a) As a material inducement to Mr. SCIGLIANO to enter into this Agreement, WHERIFY (on behalf of itself, its successors, and assigns) hereby releases and forever discharges Mr. SCIGLIANO and his heirs, assigns, representatives, attorneys, insurers, and all persons or entities acting by, through, under or in concert with any of them, of and from any and all liabilities, claims, obligations, promises, agreements, demands, damages, actions, charges, complaints, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), and causes of action of every kind, known or unknown, disclosed or undisclosed, matured or unmatured, which WHERIFY may have now or in the future arising from any act or omission or condition arising prior to its signing this Agreement, including, but not limited to, all claims under state, federal, or common law, whether based in contract, tort, statute or otherwise, and including, but not limited to, claims in any way related to Mr. SCIGLIANO's employment by WHERIFY or the termination of such employment; provided, however, that this Separation Agreement and Mutual Release does not release any claims that cannot lawfully be released by this Agreement, and does not impact any right that it may have pursuant to any WHERIFY benefit plan, including any stock option plan.

(b) As a material inducement to WHERIFY to enter into this Agreement, Mr. SCIGLIANO (on behalf of himself, his heirs, and assigns) hereby releases and forever discharges WHERIFY and its former, current, and future owners, officers, directors, trustees, employees, agents, assigns, representatives, attorneys, insurers, and all persons or entities acting by, through, under or in concert with any of them (collectively “Releasees”), of and from any and all liabilities, claims, obligations, promises, agreements, demands, damages, actions, charges, complaints, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), and causes of action of every kind, known or unknown, disclosed or undisclosed, matured or unmatured, which Mr. SCIGLIANO may have now or in the future arising from any act or omission or condition arising prior to him signing this Agreement, including, but not limited to, all claims under state, federal, or common law, whether based in contract, tort, statute or otherwise, and including, but not limited to, claims of discrimination and claims in any way related to Mr. SCIGLIANO's employment by WHERIFY or the termination of such employment. Notwithstanding the foregoing, this Separation Agreement and Mutual Release does not release any claims that cannot lawfully be released by this Agreement, and does not impact any vested right that Mr. SCIGLIANO may have pursuant to any WHERIFY benefit plan; this Separation Agreement and mutual Release does not impact any future shareholder rights that would be in force should Mr. SCIGLIANO exercise his stock options, for example, and this Separation Agreement and Mutual Release does not release WHERIFY of its obligation to fully indemnify and defend Mr. SCIGLIANO against any future claims or lawsuits in which he is named as a result of his actions on behalf of WHERIFY in the course and scope of his responsibilities while employed by WHERIFY or acting as a director of WHERIFY.

(c) All items hereby released are hereinafter collectively referred to as the “Claims.”

5. Express Release Of Claims For Age Discrimination: Without limiting the scope of Section 4, Mr. SCIGLIANO specifically acknowledges that this Separation Agreement and Mutual Release includes, without limitation, any and all Claims he may have under the federal Age Discrimination in Employment Act, which prohibits discrimination against employees because of their age.

6. Covenant Not To Pursue Complaints: Mr. SCIGLIANO represents that he has not filed any complaints, charges, claims, or actions against any Releasees with any state, federal, or local agency or court or any other forum.

7. Waiver Of Unknown Claims: The Parties understand and agree that the released Claims include not only Claims presently known to the Parties but also include all unknown or unanticipated Claims. The Parties knowingly and voluntarily waive any and all rights or benefits that they may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the
creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

8. Confidential/Proprietary Information: As of the Effective Date, Mr. SCIGLIANO shall have returned to WHERIFY all keys, computers, and credit cards belonging to WHERIFY and any other property belonging to WHERIFY, including intellectual property and other proprietary information. Such property includes, but is not limited to, all computer files, documents, letters, notes, programs, software, media, photographs, lists, manuals, records, notebooks, and similar repositories containing “Confidential Information,” including all copies thereof, whether prepared by Mr. SCIGLIANO or others. Mr. SCIGLIANO agrees not, directly or indirectly, to use, disseminate, disclose, lecture upon, or publish articles concerning any Confidential Information, unless specifically authorized in writing by the Board of Directors of WHERIFY. The term “Confidential Information” means all of the valuable, confidential, and proprietary financial, technical, economic, and/or other types of proprietary information relating to WHERIFY in whatever form, whether oral, written, or electronic, to which Mr. SCIGLIANO has, or is given (or has had or been given), access as a result of his work for WHERIFY. Such Confidential Information includes, without limitation, non-public information regarding WHERIFY's plans, programs, systems, software, accounting, financial affairs, personnel, and operations, and specifically includes WHERIFY’s customers’ contact and financial information. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of Mr. SCIGLIANO;

(b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Mr. SCIGLIANO, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Mr. SCIGLIANO; provided, that in the case of clauses (b) or (c) above, Mr. SCIGLIANO shall give the Board of Directors of WHERIFY reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit WHERIFY to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information. Mr. SCIGLIANO acknowledges that he remains bound by any proprietary and/or confidential information agreement signed by him in conjunction with his employment by WHERIFY except to the extent, if any, that such agreement conflicts herewith, in which case this Agreement shall control.

9. Non-Disparagement: Mr. SCIGLIANO agrees that he will not disparage WHERIFY or any of the other Releasees; WHERIFY agrees that its executive officers and members of its Board of Directors will not disparage Mr. SCIGLIANO.

10. No Future Employment: Mr. SCIGLIANO hereby waives any right he may have to reinstatement or future employment by WHERIFY, and Mr. SCIGLIANO agrees not to seek such employment and not to perform any work for WHERIFY unless such restrictions are cancelled or modified by mutual consent.

11. Indemnification And Forfeiture In The Event Of Breach: Each of the Parties hereto agrees to indemnify and hold the other harmless from and against any and all loss, cost, damage or expense, including but not limited to attorney’s fees incurred by the other, arising out of any breach of this Agreement or false representation herein by the indemnifying Party.

12. No Admission Of Liability: Mr. SCIGLIANO acknowledges and agrees in good faith that this Agreement shall never at any time or for any purpose be considered as an admission of liability or responsibility on the part of the Releasees.

13. No Reliance On Other Representations: Mr. SCIGLIANO represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statements made by any of the Releasees with regard to the subject matter, basis, or effect of this Agreement or otherwise beyond those expressly contained herein. Mr. SCIGLIANO represents that he has carefully read and fully understands all provisions of this Agreement, and that he is voluntarily entering into this Agreement after adequate time to consider its terms.

14. Consideration Period: Having been presented to Mr. SCIGLIANO on or before June 20, 2007, this Agreement must be signed and dated by him and returned in its entirety to, and actually received by, Daniel McKelvey of WHERIFY’s Board of Directors on or before July 11, 2007, if it is to have any effect. Mr. SCIGLIANO acknowledges that he has been afforded at least twenty-one (21) days to consider this Separation Agreement and Mutual Release, its benefits, and its consequences. He understands that he has the option of signing this Agreement at any time before the end of the consideration period, but that any election to do so is completely within his discretion. Mr. SCIGLIANO further acknowledges that he has been advised that he may seek the advice of an attorney before signing this Separation Agreement and Mutual Release, and that he has had a full and adequate opportunity to do so.

15. Revocation Period: It is understood and agreed by Mr. SCIGLIANO that he will have seven (7) days after signing this Separation Agreement and Mutual Release to revoke it by written notice delivered to Daniel McKelvey of WHERIFY’s Board of Directors. Thus, the Agreement will not become effective and enforceable unless and until this revocation period has expired without revocation occurring. The "Effective Date" of this Agreement, as that term is used in this Agreement, shall be the date on which this revocation period expires but only if written notice of revocation is not delivered on or before that date.

16. Miscellaneous: In further consideration of this Agreement, Mr. SCIGLIANO and WHERIFY agree as follows:

(a) The terms mentioned in the preceding paragraphs of this Agreement are the entire and only consideration for it, and each of the Parties shall be responsible for payment of his or its own attorney’s fees, costs, and legal expenses, if any;

(b) The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties;

(c) This Agreement is entered into in the State of California and shall be construed and interpreted in accordance with its law;

(d) The various provisions of this Agreement are severable and if any is unenforceable, at law or in equity, that provision may be severed, leaving the others remaining in full force and effect;

(e) Headings contained in this Agreement are for convenience only and shall not be considered for any purpose in construing the Agreement;

(f) This Agreement may only be modified by a written agreement identified as an amendment/modification to this Agreement and signed by the Parties hereto; and

(g) This Agreement contains the entire agreement between the Parties to it with regard to the matters set forth in it and shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each. This Agreement fully supersedes any and all negotiations, and all prior written, oral, or implied agreements or understandings between the Parties pertaining to the subject matters hereof.

[Remainder of page intentionally left blank.]

PLEASE READ CAREFULLY. THIS SEPARATION
AGREEMENT AND MUTUAL RELEASE INCLUDES
A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED: ___________________	_________________________________
William Scigliano

DATED: ___________________	WHERIFY WIRELESS, INC.

By: ______________________________
Name:
Title: